NEWS RELEASE

ASCENA RETAIL GROUP, INC. ANNOUNCES TWO-FOR-ONE STOCK SPLIT

SUFFERN, NY – March 8, 2012 - Ascena Retail Group, Inc. (NASDAQ - ASNA) announced that the Board of Directors today declared a two-for-one stock split of its common stock. Stockholders of record as of March 20, 2012 will receive one additional share of common stock for each share of common stock they own on that date. The additional shares will be distributed on April 3, 2012. The Company had 76,885,796 shares of common stock outstanding as of March 7, 2012. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price to be reported by the NASDAQ Stock Market, effective April 4, 2012.

Elliot S. Jaffe, Chairman of the Board, commented, “We are pleased to take this action as a result of our strong operating results and solid stock price performance. This is our Company’s sixth stock split since our 1983 initial public offering and is intended to make Ascena’s shares more accessible as well as increasing our stockholder base and market liquidity. Today’s action reflects our belief in the long-term strategy of our Company and underscores our ongoing commitment to enhancing stockholder value.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries over 2,500 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 825 stores in 47 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 803 stores in 44 states. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 917 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

ICR, Inc.
James Palczynski
Senior Managing Director
(203) 682-8229
jp@ircinc.com